UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2006

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2006 Chaparral Energy, Inc. (“Chaparral”) entered into a First Supplemental Indenture to that certain Indenture, dated as of December 1, 2005 (as amended and supplemented, the “Indenture”), among Chaparral, as Issuer, the Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee. The First Supplemental Indenture was entered into among Chaparral, as Issuer, the Guarantors party thereto, as Guarantors, and Wells Fargo Bank, National Association, as Trustee, for the purpose of amending certain provisions of the Indenture relating to the denominations and integral multiples in which notes may be issued thereunder. Each of the Guarantors is a direct or indirect wholly owned subsidiary of Chaparral. The First Supplemental Indenture is attached as an exhibit hereto and incorporated herein by reference.

Item 8.01 Other Events.

On August 21, 2006, at 5:00 p.m. New York City time, Chaparral’s offer to exchange up to $325,000,000 aggregate principal amount of 8 1/2% Senior Notes due 2015 (the “Old Notes”) that have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) for an equal principal amount of 8 1/2% Senior Notes due 2015 (the “New Notes”) that have been registered under the Securities Act expired. On August 25, 2006, Chaparral closed the exchange offer. Chaparral accepted for exchange all Old Notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. As of the expiration time of the exchange offer, Chaparral had received tenders of Old Notes aggregating $325.0 million, or 100% of the notes outstanding.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

4.1	First Supplemental Indenture dated as of August 24, 2006 to Indenture dated as of December 1, 2005 among Chaparral Energy, Inc., as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.

Date: August 28, 2006	By:	/s/ Joseph O. Evans
Joseph O. Evans
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
4.1	First Supplemental Indenture dated as of August 24, 2006 to Indenture dated as of December 1, 2005 among Chaparral Energy, Inc., as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.